UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2015

Commission File Number: 000-50768

ACADIA Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter.)

Delaware	061376651
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 300, San Diego, California 92130
(Address of principal executive offices)

858-558-2871
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On December 9, 2015, Torsten Rasmussen notified us of his resignation as a member of our Board of Directors and related committees, effective as of December 11, 2015.

(d)

On December 11, 2015, our Board of Directors elected Julian C. Baker as a director to fill the vacancy left by Mr. Rasmussen's resignation. Mr. Baker received our standard compensation package for an outside director, including a stock option to purchase up to 15,000 shares of our common stock under our 2010 Equity Incentive Plan, as amended. Information about our arrangements with our outside directors is included in our annual proxy statement, last filed on April 29, 2015, which includes the description of outside director compensation under Director Compensation. Mr. Baker was not appointed to any committees at the time of his election.

Mr. Baker serves as a managing partner of Baker Brothers Investments, a fund management company focused on long-term investments in publicly-traded life sciences companies, and which participated in our March 2014 financing as an investor through the following funds (the "Funds"): 667, L.P., Baker Brothers Life Sciences, L.P. and 14159, L.P. The Funds purchased an aggregate of 526,316 shares of our common stock for an aggregate of approximately $15.0 million in the financing. Mr. Baker may be deemed to be a beneficial owner of securities held by the Funds.  Mr. Baker has disclaimed beneficial ownership of securities held by the Funds.

The terms of the financing are described in our Current Report on Form 8-K filed on March 5, 2014 and are incorporated herein by reference.

(e)

On December 10, 2015, the Compensation Committee of our Board of Directors, acting pursuant to authority delegated to it by our Board of Directors, adopted the ACADIA Pharmaceuticals Inc. Management Severance Benefit Plan (the "Severance Plan") and the ACADIA Pharmaceuticals Inc. Amended and Restated Change in Control Severance Benefit Plan (the "CIC Plan", and together with the Severance Plan, the "Plans"). The CIC Plan amends and restates ACADIA's Change in Control Severance Benefit Plan that was effective as of March 11, 2013.

The Severance Plan entitles our executive officers and other members of management to certain severance payments and benefits in the event of a qualifying termination of employment, other than in connection with certain change in control events. The CIC Plan entitles our executive officers and other members of management to certain severance payments and benefits in the event of a qualifying termination of employment up to one month prior to or within 18 months following certain change in control events.

In each Plan, a qualifying termination is a termination by us for any reason other than for cause, or by the employee for good reason. The amount of payments and the type of benefits provided under each Plan vary based on the employee's position and may include cash severance payments based on base salary and bonus, accelerated vesting of equity awards and payment for continued coverage under group health plans. The payments and benefits under the Plans will replace any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee's compliance with the other terms and conditions of the applicable Plan. In order to receive any benefits under the Plans, employees must sign a general release and waiver of all claims against us.

The foregoing is a summary of the material terms of the Plans and is qualified in its entirety by reference to the copies of the Severance Plan and CIC Plan that are filed as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA Pharmaceuticals Inc.

Date: December 15, 2015	By:	/s/ Glenn F. Baity
Name: Glenn F. Baity
Title: Executive Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Management Severance Benefit Plan
Exhibit 99.2	Amended and Restated Change In Control Severance Benefit Plan